Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Advanced Analogic Technologies Inc. on Form S-8 of our reports dated March 7, 2007, relating to the consolidated financial statements of Advanced Analogic Technologies Inc. and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Advanced Analogic Technologies Inc. for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

San Jose, California
April 16, 2007